                                                                       EXHIBIT 2


                             DISBURSEMENT AGREEMENT

         THIS DISBURSEMENT AGREEMENT (the "Agreement") is made and entered into as of the 14th day of December, 1998, by and among WORLD ACCESS, INC., a Delaware corporation ("World Access"), CHERRY COMMUNICATIONS INCORPORATED (d/b/a RESURGENS COMMUNICATIONS GROUP), an Illinois corporation ("RCG"), and WILLIAM H. CAUTHEN, ESQ. of the law firm of CAUTHEN & FELDMAN, P.A., a Florida professional association ("Disbursing Agent").


                              W I T N E S S E T H:


         WHEREAS, certain of the parties hereto have entered into an Agreement and Plan of Merger and Reorganization dated as of May 12, 1998, as amended, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (as so amended, the "Merger Agreement"), pursuant to which, among other things, a wholly-owned subsidiary of World Access will merge with and into RCG (the "Merger") at the Effective Time (as defined in the Merger Agreement; all other capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement) and RCG as the surviving corporation shall continue to exist as a wholly-owned subsidiary of World Access;

         WHEREAS, RCG has filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code, sections 101 et seq. (the "Bankruptcy Code") and is the Debtor-In- Possession (as defined in the Bankruptcy Code) under the Debtor's Plan (defined below);

         WHEREAS, RCG has filed with the Bankruptcy Court a Debtor's Second Plan of Reorganization dated September 2, 1998, a copy of which is attached hereto as Exhibit B and incorporated herein by reference (the "Debtor's Plan"), which, among other things, provides for the resolution of RCG's outstanding creditor claims and equity interests (the "Reorganization");

         WHEREAS, the Debtor's Plan has been confirmed by the Bankruptcy Court;

         WHEREAS, Section 5.1 of the Merger Agreement and Article VII of the Debtor's Plan call for RCG to issue, at the Effective Time, 3,125,000 shares (the "Creditor Shares") of its common stock, no par value per share (the "Reorganized Debtor Stock"), to holders of, and in full satisfaction of, Allowed Claims and Administrative Expense Claims (including the WNS DIP Loan Claim (as such term is defined in the Debtor's Plan));

         WHEREAS, pursuant to the Debtor's Plan and the Merger Agreement, RCG shall be deemed to have issued to each holder of an Allowed Claim and an Administrative Expense Claim (including the WNS DIP Loan Claim) such holder's pro-rata share of the Creditor Shares based upon the amount of each such claim in exchange for the surrender of such claims;

         WHEREAS, pursuant to the Debtor's Plan and the Merger Agreement, on and concurrently with the Effective Time and the issuance of the Creditor Shares, the Creditor Shares (being all the outstanding shares of Reorganized Debtor Stock at such time as a result of the cancellation of all other equity interests by the Bankruptcy Court as of the Confirmation Date (as defined in the Debtor's
Plan)) shall be deemed cancelled and retired and will cease to exist and shall be deemed exchanged and converted into the right to receive the Disbursed Stock (defined below) and the Contingent Payment Stock (defined below) in accordance with the terms of the Merger Agreement and the Debtor's Plan;

         WHEREAS, Section 5.2 of the Merger Agreement and Sections 7.3 and 7.4 of the Debtor's Plan call for World Access to deliver to the Disbursing Agent, immediately following the Effective Time, 3,125,000 shares (the "Disbursed Stock") of the common stock, par value $.01 per share, of World Access (the "World Access Common Stock") and 6,250,000 shares of World Access Common Stock (the "Contingent Payment Stock"; together with the Disbursed Stock the "Deposited Stock"), to hold and distribute such shares pursuant to Articles 5 and 6 of the Merger Agreement and in accordance with the terms and provisions of the Debtor's Plan;

         WHEREAS, pursuant to the Debtor's Plan and the Merger Agreement, after the delivery of the Deposited Stock, the Disbursing Agent shall issue to each holder of Creditor Shares its pro-rata share of Disbursed Stock based upon the number of Creditor Shares held by each such holder;

         WHEREAS, pursuant to Section 7.3 of the Debtor's Plan and the Merger Agreement, the Disbursing Agent will then return to World Access shares of Disbursed Stock equal to (x) the dollar amount of all Cash (as defined in the Debtor's Plan) that the Reorganized Debtor (as defined in the Debtor's Plan) or the Surviving Corporation must pay to holders of Allowed Priority Claims (as defined in the Debtor's Plan) (including the principal amount of Priority Tax Claims (as defined in the Debtor's Plan)) pursuant to the terms of the Debtor's Plan, divided by (y) $32.00; and

         WHEREAS, pursuant to the Debtor's Plan and the Merger Agreement, the Disbursing Agent shall release to holders of Creditor Shares their pro-rata share of Contingent Payment Stock, if, as, when and to the extent that the Contingent Payment Stock (or any portion thereof) is released pursuant to the terms of Article 6 of the Merger Agreement and in accordance with the terms and provisions of the Debtor's Plan;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DISBURSEMENT DEPOSIT. Subject to the terms and conditions of the Merger Agreement and the Debtor's Plan, immediately following the Effective Time, World Access shall cause to be delivered to the Disbursing Agent, to be held and distributed as hereinafter provided, the Deposited Stock.

         2. PROPERTY DISTRIBUTED IN RESPECT OF DEPOSITED STOCK. Any dividends (within the meaning of Section 301(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) and any distribution which does not constitute a dividend (within the meaning of Section 301(c)(1) of the Code) in cash or other property paid with respect to any Disbursed Stock or Contingent Payment Stock shall be added to the respective Disbursed Stock or Contingent Payment Stock and shall become a part thereof (the "Stock Proceeds"). The Deposited Stock shall be adjusted to appropriately reflect any stock dividend, stock split, reverse stock split or the like.

         3. VOTING OF DEPOSITED STOCK. Prior to the distribution of the Deposited Stock by the Disbursing Agent, the Disbursing Agent will have full voting rights with respect to the Deposited Stock; provided, however, that the persons to whom the Contingent Payment Stock is to be released shall have the right to instruct the Disbursing Agent as to the voting of such shares; provided, further, that no such instructions may be given to the extent that such person's ability to earn the Contingent Payment Stock has been permanently lost pursuant to the provisions of the Debtor's Plan.

         4. FEES OF DISBURSING AGENT. The Disbursing Agent shall be entitled to a fee for its services hereunder (the "Disbursement Fee") equal to the greater of (i) $20,000 and (ii) the amount based on its normal hourly billing rate. Except as otherwise expressly provided herein, the Disbursement Fee and all costs and expenses incurred by the Disbursing Agent in connection with the establishment and maintenance of the escrow established hereby shall be payable in one or more installments by World Access upon demand therefor from the Disbursing Agent.

         5. DISTRIBUTION OF DEPOSITED STOCK. The Disbursing Agent shall distribute the Deposited Stock held by it under this Agreement in accordance with the terms of Articles 5 and 6 of the Merger Agreement and Article VII of the Debtor's Plan as set forth below. Unless otherwise indicated, all capitalized terms used in this Section 5 but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Debtor's Plan.

(a) On and concurrently with the Effective Date, Holders of Allowed Class 3 Claims, Allowed Class 4 Claims, Allowed Class 5 Claims, the Prepetition Arrearage (as that term is defined in the Stipulation and Agreed Order) portion of the Allowed Class 7 Claim, the WNS DIP Loan Claim, or any other Allowed Claim otherwise entitled, by agreement with the Debtor or otherwise, to receive a Pro Rata distribution of Creditor Shares and then Deposited Stock shall be deemed to have received their Pro Rata distribution of Creditor Shares; provided, however, that in lieu of receiving certificates representing shares of Creditor Shares, such distributions shall be effected by means of bookkeeping entries reflecting such Holders' ownership of such shares of Creditor Shares; provided further, however, that on and concurrently with the Effective Date, all such Holders entitled to receive a Pro Rata distribution of Creditor Shares shall be and are hereby immediately entitled to, and shall be deemed immediately to, exchange their Pro Rata distribution of Creditor Shares for a Pro Rata distribution of the Disbursed Stock and, if released by the Disbursing Agent pursuant to Section 7.4 of the Debtor's Plan, the Contingent Payment Stock.

(b) Immediately upon receipt of the Deposited Stock, the Disbursing Agent shall issue to each holder of Creditor Shares such holder's pro-rata share of Disbursed Stock based upon the number of Creditor Shares held by each such holder as reflected on the stock ledger of RCG to be delivered to the Disbursing Agent by the Surviving Corporation.

(c) The Disbursing Agent shall return to World Access, within sixty (60) days after the Effective Date, shares of the Disbursed Stock having a value that equals the dollar amount of Cash that the Surviving Corporation must pay to Holders of Allowed Priority Claims and Allowed Priority Tax Claims pursuant to the terms of the Debtor's Plan, which amount shall be set forth in writing by the Surviving Corporation and disclosed to the Disbursing Agent within fifty (50) days after the Effective Date. In calculating the number of shares of the Disbursed Stock that will be returned to World Access in accordance with the preceding sentence, the value of each share of the Disbursed Stock shall be deemed to equal $32.00, notwithstanding the closing price per share of the World Access stock as reported by NASDAQ. For example, if the Surviving Corporation is obligated under the Plan to pay $320,000 in cash on account of the principal amount of Allowed Priority Tax Claims, the Disbursing Agent shall return 10,000 shares of the Disbursed Stock to World Access even if the closing price per share of World Access Stock as reported by NASDAQ is greater than or less than $32.00.

(d) (i) The Disbursing Agent will release the Contingent Payment Stock to Holders of Allowed Claims, pursuant to the terms and provisions of the Debtor's Plan, on a pro-rata basis, in the amounts and on the dates specified below, if the sum of the EBITDA for (i) the Surviving Corporation and (ii) Cherry U.K. for the performance periods set forth below (each a "Performance Period") equals or exceeds the Target EBITDA for such Performance Period as set forth below:

                                                                         PERCENTAGE OF
                                                                          CONTINGENT
                                                                            PAYMENT
                                                                          STOCK TO BE
         PERFORMANCE PERIOD                            RELEASE DATE         RELEASED       TARGET EBITDA
         ------------------                          -----------------   --------------    -------------
July 1, 1998 to and including December 31,
  1998 (the "First Performance Period")              February 15, 1999         25%          $ 7,500,000

January 1, 1999 to and including December
  31, 1999 (the "Second Performance
  Period")                                           February 15, 2000         37.5%        $29,000,000

January 1, 2000 to and including December
  31, 2000 (the "Third Performance Period)           February 15, 2001         37.5%        $36,500,000

         Notwithstanding the foregoing, if the Closing Date (as defined in the Merger Agreement) is (a) on or after July 15, 1998 but prior to August 16, 1998, then the First Performance Period shall commence on August 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $7,100,000, (b) on or after August 16, 1998 but prior to September 30, 1998, then the First Performance Period shall commence on September 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $6,700,000 or (c) on or after September 30, 1998, then the

         First Performance Period shall commence on the first day of the calendar month in which the Closing (as defined in the Merger Agreement) occurs and shall terminate on (and including) the last day of the sixth calendar month following the month in which the Closing occurs, the release date shall be forty-five (45) days after the end of such period and the Target EBITDA shall be equal to the sum of (i) $2,100,000 for each calendar month of 1998 included in the First Performance Period and (ii) $2,400,000 for each calendar month of 1999 included in the First Performance Period.

                  (ii) If the EBITDA for the Surviving Corporation and Cherry U.K. is less than the Target EBITDA required for the release of Contingent Payment Stock in either of the First or Second Performance Periods (and with respect to the Second Performance Period is no less than zero), then, notwithstanding the table above, the Contingent Payment Stock shall be released by the Disbursing Agent if the actual cumulative EBITDA for the Surviving Corporation and Cherry U.K. for such Performance Period and any subsequent Performance Periods equals or exceeds the cumulative Target EBITDA for such Performance Periods.

                  (iii) Within forty (40) days of the end of each Performance Period, World Access shall deliver to the Disbursing Agent a Certificate of Instruction setting forth the EBITDA and the cumulative EBITDA of (i) Cherry U.K. and (ii) the Surviving Corporation for each such Performance Period and, in the event that such EBITDA or cumulative EBITDA equals the Target EBITDA or the cumulative Target EBITDA for such Performance Period set forth in Sections 5(c)(i) or
         (ii) above (thus permitting the release of the Contingent Payment Stock in accordance with this Section 5), directing the Disbursing Agent to make the aforementioned pro-rata disbursement of Contingent Payment Stock to Holders of Allowed Claims (together with the Stock Proceeds, if any) specified in Sections 5(c)(i) or (ii) above and set forth in such Certificate of Instruction. In the event there is a disagreement or dispute with respect to the determination of the EBITDA or the cumulative EBITDA of Cherry U.K. and the Surviving Corporation or the number of shares of Contingent Payment Stock to be released as a result thereof, World Access shall provide the Disbursing Agent with one or more supplemental Certificates of Instruction within five (5) days of any resolution of such disagreement or dispute, directing the Disbursing Agent with respect to the release of any Contingent Payment Stock in accordance with this Section 5 which results from such resolution.

(e) Notwithstanding anything to the contrary, (i) if during any calendar quarter of the Second Performance Period, the closing price per share of the World Access Stock as reported by NASDAQ equals or exceeds $65.00 for any five consecutive Trading Days during such calendar quarter, then 25% of all of the shares of Contingent Payment Stock shall be released on February 15, 2000, provided that if no shares of Contingent Payment Stock are eligible for release during any such calendar quarter, then such shares of Contingent Payment Stock shall become eligible for release in a subsequent calendar quarter for the Second Performance Period if the closing price per share of the World Access Stock as reported by NASDAQ equals or exceeds $65.00 for a total number of consecutive Trading Days during such subsequent calendar quarter equal to or exceeding the total number of Trading Days which such closing price was required to equal or exceed for (A) such subsequent calendar quarter and (B) each of the previous calendar quarters beginning with the calendar quarter for which such shares of Contingent Payment Stock were not eligible for release; (ii) if the combined EBITDA for the Surviving Corporation and Cherry U.K. for the Second Performance Period equals or exceeds $52,775,000, then the Contingent Payment Stock related to the Third Performance Period shall be released on February 15, 2000; and (iii) all of the shares of Contingent Payment Stock shall be released upon a Change of Control (as defined in the Merger Agreement) (except to the extent that the ability to earn such shares has been lost under this section) and the restrictions set forth in Section 7.4(d) of the Debtor's Plan shall not apply. World Access shall provide written notice to the Disbursing Agent promptly upon the occurrence of any of the foregoing at which time the Disbursing Agent shall take the action called for by each of the above.

(f) World Access shall provide written notice to the Disbursing Agent as to the form and content of the restrictive legends (if any) referring to the restrictions contained in Section 6.4 of the Merger Agreement (and the waiver thereof pursuant to Section 6.5 of the Merger Agreement) to be placed on the certificates representing the Disbursed Stock and the Contingent Payment Stock to be released pursuant to this Agreement.

(g) For purposes of distributions hereunder, the number of shares of Disbursed Stock and Contingent Payment Stock shall, if necessary, be rounded to the next greater or lower whole number of shares as follows:
         (i) fractions of1/2or greater shall be rounded to the next greater whole number; and (ii) fractions of less than1/2shall be rounded to the next lower whole number; provided, however, that to the extent that there are interim distributions, the number of shares of Disbursed Stock or Contingent Payment Stock shall be rounded to the next lower whole number for purposes of such distribution and in the final distribution shall be rounded in accordance with the immediately preceding clause based on the applicable aggregate number of shares of Disbursed Stock or Contingent Payment Stock distributed to each holder in all distributions. The total number of shares of Disbursed Stock or Contingent Payment Stock shall be adjusted as necessary to account for the rounding provided hereby. No consideration shall be paid in lieu of fractional shares that are rounded down.

(h) In order to fund the Trust, on the Effective Date, 40,000 shares of the Disbursed Stock that would otherwise be distributable to Trust Creditors shall be distributed by the Disbursing Agent to the Trustee and the Trustee may also request, and the Disbursing Agent shall cause to be distributed to the Trustee contemporaneously with distributions of the Contingent Payment Stock to Trust Creditors under the Debtor's Plan, shares of the

         Contingent Payment Stock that would otherwise be available for distribution to Trust Creditors (all the Disbursed Stock and the Contingent Payment Stock distributed to the Trustee hereunder is hereinafter referred to as the "Trust Property"). Any distribution of the Contingent Payment Stock to the Trustee shall not exceed one percent (1%) of all stock distributable to Trust Creditors for each distribution of the Contingent Payment Stock provided in the Debtor's Plan. The Trust Property shall be issued in the name of Scott Peltz, as Trustee of the Cherry Communications, Inc. Postconfirmation Monitoring Trust. The Trustee has the full authorization, power and authority, at his discretion, to endorse, transfer, and sell all Trust Property in order to fund the expenses incurred by the Trustee and professionals, including but not limited to the Law Firm, retained by him under
         Article VII of the Debtor's Plan, provided, however, that the Trust Property held by the Trustee shall be subject to all transfer and other restrictions that apply to the Disbursed Stock and the Contingent Payment Stock in Debtor's Plan and the Merger Agreement.

(i) The Disbursing Agent shall take such other actions as required by the Debtor's Plan or as requested by World Access and permitted by the Debtor's Plan.

(j) As soon as practicable on or after the Effective Date, the Disbursed Stock and the Contingent Payment Stock (if and to the extent it is released by the Disbursing Agent pursuant to Section 7.4 of the Debtor's Plan) shall be disbursed by the Disbursing Agent in the manner and priority set forth in this Plan. The Disbursing Agent has the authority to make such interim distributions as it may determine to be appropriate pending a final distribution. The Disbursing Agent shall hold sufficient Deposited Stock, as applicable, in reserve for distribution to Holders of Claims to which an objection has been filed. Upon final determination by the Bankruptcy Court of objections to allowance of Claims, a final distribution shall be made to all Holders of Allowed Claims entitled thereto.

(k) In the event that the provisions contained herein conflict in any way with the provisions of the Debtor's Plan, the provisions contained in the Debtor's Plan shall control.

         6. DUTIES OF THE DISBURSING AGENT. The acceptance by the Disbursing Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall fully govern and control with respect to the Disbursing Agent's rights, duties, liabilities and immunities:

(a) The Disbursing Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document which the Disbursing Agent believes in good faith emanates from both World Access and RCG, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein. The Disbursing Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity.

(b) The Disbursing Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

(c) The Disbursing Agent may consult with, and obtain advice from, independent legal counsel selected by the Disbursing Agent in the event of any question as to any of the provisions hereof or its duties hereunder (the cost of obtaining such advice being borne by World Access in accordance with Section 4 hereof) and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

(d) The Disbursing Agent shall have no duties except those set forth herein and those set forth in the Debtor's Plan, and the Disbursing Agent shall not be subject to, or obliged to recognize, any other agreement between, or direction or instruction of, any of the parties hereto unless signed by World Access and RCG. The Disbursing Agent shall not be bound by any notice of a claim, demand or objection with respect to the Deposited Stock or any waiver, modification, termination or rescission of this Agreement, unless received by it in writing signed by World Access and RCG, and, if its duties herein are materially increased, unless it shall have given its consent thereto.

(e) The Disbursing Agent's acceptance of the appointment as Disbursing Agent hereunder shall not prevent it from representing any party hereto in any matter other than a dispute over disbursement of, or conflicting claims to, the Deposited Stock and related Stock Proceeds, or otherwise arising hereunder. If any dispute arises over disbursement of, or conflicting claims to, the Deposited Stock and related Stock Proceeds, then the Disbursing Agent may interplead such contested Deposited Stock and related Stock Proceeds into a court of proper jurisdiction of its choosing, and thereupon the Disbursing Agent shall be fully and completely discharged of its duties as disbursement agent with respect to such contested Deposited Stock and Stock Proceeds.

         7. INDEMNIFICATION AND EXPENSE REIMBURSEMENT OF THE DISBURSING AGENT. World Access agrees to indemnify, defend and hold harmless the Disbursing Agent from any and all costs, expenses, damages or liability of any kind whatsoever (including reasonable legal fees) arising by virtue of its services as disbursement agent hereunder, except for liabilities due to the Disbursing Agent's gross negligence or willful misconduct, and to reimburse the Disbursing Agent for all costs and expenses incurred by the Disbursing Agent in connection with the performance of its duties hereunder other than such costs and fees incurred in connection with the establishment and maintenance of the escrow established hereby, which shall be reimbursed pursuant to Section 4 hereof.

         8. NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered by hand, (b) mailed by registered or certified mail (return receipt requested) or (c) telecommunicated and immediately confirmed both orally and in writing, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecommunicated or on the third Business Day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail:

       If to Disbursing Agent:

            Cauthen & Feldman, P.A.
            215 North Joanna Avenue
            Tavares, Florida 32778-3200
            Attn:  William H. Cauthen, Esq.
            Telecopier:  (352) 343-7759
            Telephone:   (352) 343-2225

       If to World Access or RCG:

            World Access, Inc.
            945 E. Paces Ferry Road
            Suite 2200
            Atlanta, Georgia 30326
            Attn: Mr. Mark A. Gergel
            Telecopier:  (404) 262-2598
            Telephone:   (404) 231-2025

       with a copy to (which will not constitute notice to World Access or RCG):

            Rogers & Hardin LLP
            2700 International Tower
            229 Peachtree Street, N.E.
            Atlanta, Georgia 30303
            Attn: Steven E. Fox, Esq.
            Telecopier:  (404) 525-2224
            Telephone:   (404) 522-4700

                   and

             Katten Muchin & Zavis
             525 West Monroe Street
             Suite 1600
             Chicago, Illinois  60661-3693
             Attn:  Mark K. Thomas, Esq.
             Telecopier:  (312) 902-1061
             Telephone:   (312) 902-5200

         9. EXECUTION IN COUNTERPARTS. This Agreement may be executed by facsimile, and may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

         10. APPLICABLE LAW. This Agreement shall be construed and governed exclusively by the laws of the State of Georgia, without giving effect to its principles of conflicts of laws.

         11. AMENDMENT. This Agreement may be amended or modified only in a writing signed by all parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement or have caused this Agreement to be duly executed under seal on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

                                    DISBURSING AGENT

                                    William H. Cauthen, Esq. of the law firm of Cauthen & Feldman, P.A.


                                    By:
                                        ----------------------------------------
                                        Its:
                                             -----------------------------------

                                    WORLD ACCESS, INC.


                                    By:
                                        ----------------------------------------
                                        Its:
                                             -----------------------------------

                                    CHERRY COMMUNICATIONS
                                    INCORPORATED (D/B/A RESURGENS
                                    COMMUNICATIONS GROUP):


                                    By:
                                        ----------------------------------------
                                        Its:
                                             -----------------------------------